EXHIBIT 99.1

Royal Gold Reports Second Quarter 2020 Results

DENVER, COLORADO.  FEBRUARY 5, 2020:  ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) reports net income of $41.3 million, or $0.63 per share, on revenue of $123.6 million in its fiscal second quarter ended December 30, 2019 (“second quarter”).

Second Quarter Key Metrics Compared to Prior Year Quarter:

•	Revenue of $123.6 million, an increase of 26.7%
•	Operating cash flow of $78.3 million, an increase of 33.0%
•	Volume of 83,500 GEOs[1], an increase of 4.9%
•	Dividends paid of $17.4 million, an increase of 6.1%
•	Repaid $35.0 million on revolving credit facility
•	Average price of $1,481 per gold ounce, an increase of 20.8%

“Royal Gold delivered another solid operating quarter. Continuing our disciplined approach to capital allocation, we strengthened the balance sheet further by paying down our credit facility, and we remain well positioned with approximately $1 billion of liquidity available for new business opportunities,” commented Bill Heissenbuttel, President and CEO. “Our strong operating cash flow allowed us to raise our calendar year dividend in November to $1.12 per share, which is the 19th consecutive annual increase since we started paying a dividend in calendar 2000. We are the only member of the VanEck Vectors Gold Miners ETF (the “GDX”) that has raised its dividend every year since the GDX was formed in 2006.”

“With respect to our portfolio,” Mr. Heissenbuttel continued, “we saw positive developments during the quarter with good progress at the Khoemacau project, and solid operating results at both Mount Milligan and Rainy River. We were also pleased to see long term resolutions to some recent issues, with the signing of a new 36-month collective agreement with the Workers’ Union at Andacollo, and a new 30-year agreement to secure sustainable water for the San Juan de Cedros community at Peñasquito. Both operations have returned to normal production levels after these agreements were reached.”

[1]

Gold Equivalent Ounces (“GEOs”) are calculated as revenue divided by the average gold price for the same period. GEOs, net of stream payments, were 69,300 in the second quarter, compared to 64,800 in the prior-year quarter.

Recent Developments

Khoemacau Project

According to Khoemacau Copper Mining (Pty.) Limited (“KCM”), progress continued at the Khoemacau  Project (“Khoemacau”) in Botswana, and the project reached approximately 26% of construction completion at the end of the second quarter with 77% of the capital committed. Also, according to KCM, there are approximately 1,600 workers currently on site, with activities focused on completing excavation of the boxcuts, construction of accommodation, power and water infrastructure at Zone 5, completing construction of the access road between Zone 5 and the Boseto mill, and refurbishment of the Boseto mill. The mining contractor has been mobilized and much of the initial underground mining fleet has arrived on site and is being commissioned, with handover of the first boxcut from KCM to the contractor scheduled to begin in early February, which is slightly delayed from previous estimates due to slower than planned excavation advance.

On February 5, 2020, Royal Gold made the second advance payment of $22.0 million under the Khoemacau stream agreement. Royal Gold’s remaining commitment ranges from $124.2 million for the base stream of 80% of payable silver up to $177.2 million should KCM elect to increase the stream from 80% up to 100% of payable silver. Further payments are subject to certain conditions and are scheduled to be made on a quarterly basis using an agreed formula and certification process as project spending progresses.

KCM continues to expect the first shipment of concentrate by mid-2021.

Mount Milligan

On October 30, 2019, Centerra Gold Inc. (“Centerra”) reported that it is preparing an updated 43-101 technical report on the Mount Milligan mine that will incorporate changes to long-term gold recoveries, operating costs, optimization studies and exploration drilling. The publication of this report is expected within the coming months. Centerra expects a material reduction in the mineral reserves and mineralized material at Mount Milligan, although it has acknowledged that the extent of any changes in reserves and mineralized material cannot be precisely determined until all relevant studies and modeling have been completed. It is unclear at this point what impact, if any, the results of this work will have on the carrying value of Royal Gold’s stream interest at Mount Milligan. As of December 31, 2019, Royal Gold’s depletion rate of its interest at Mount Milligan was $402 per ounce of gold and $0.81 per pound of copper production.

Andacollo

On October 13, 2019, Teck Resources Limited (“Teck”) reported that the Carmen de Andacollo Workers Union gave notice that a strike would commence on October 14, 2019. Operations were suspended except for essential activities required to maintain safety and the environment. On December 5, 2019, Teck reported that the Workers Union ratified a new 36-month collective agreement and operations had resumed.

The impact of the strike on Royal Gold is expected to be reflected in the Company’s financial results beginning with the quarter ended June 30, 2020, as gold deliveries from Andacollo are generally received within six months of concentrate shipment.

Peñasquito

Royalty revenue for the quarter was impacted by a shutdown of mine operations resulting from a blockade of the mine by a trucking contractor and members of the San Juan de Cedros community (one of 25 neighboring communities) that started on September 14, 2019. Newmont, as operator, reported that the blockade of the Peñasquito mine was lifted on October 8, 2019, concentrate shipments resumed immediately thereafter, and that the site returned to full operation after a 10-day restart process which commenced on October 22, 2019. Despite the shutdown, gold, silver and lead production attributable to our royalty interest at Peñasquito increased approximately 79%, 85% and 71%, respectively, while zinc production decreased approximately 13% when compared to the prior year quarter.

On December 13, 2019, Newmont further reported that the Peñasquito mine and the San Juan de Cedros community had agreed to a 30-year infrastructure solution securing sustainable water availability for the community’s domestic and agricultural uses, which represents a significant milestone and an important step in the ongoing negotiations between the parties.

For calendar 2020, Newmont expects a full year of operations at Peñasquito with higher grades, leading to production of an estimated 575,000 ounces of gold, 30 million ounces of silver, 425 million pounds of zinc and 200 million pounds of lead.

Rainy River

New Gold Inc. (“New Gold”) reported total gold production from Rainy River for the December 2019 quarter of 51,100 ounces and 253,800 ounces for calendar 2019, achieving the lower end of annual gold production guidance of 245,000 to 270,000 ounces. New Gold reported average mill throughput for the December 2019 quarter of 22,521 tonnes per day, including average throughput of 24,858 tonnes per day for November and December, exceeding the target range of 24,000 tonnes per day and original design of 21,000 tonnes per day. New Gold also reported that mill availability averaged 89% for the quarter and gold recovery averaged 91%, in line with plan.

New Gold reported that it continued to advance a comprehensive mine optimization study at Rainy River that includes a review of alternative open pit and underground mining scenarios. New Gold expects the results of this study to be released on February 13, 2020. As of December 31, 2019, Royal Gold’s depletion rate of its interest at Rainy River was $591 per ounce of gold and $6.34 per ounce of silver production.

Wassa

Golden Star Resources Ltd. (“Golden Star”) reported total gold production from Wassa for the quarter of 41,000 ounces and 156,000 ounces for calendar 2019, achieving its revised annual gold production guidance of 150,000 to 160,000 ounces. During the quarter, Wassa delivered grades of

3.78 grams per tonne, 33% higher than the September 2019 quarter, as mining progressed in the 595 and 620 Levels. Wassa continued to deliver mining rates in excess of 4,000 tonnes per day during the quarter. For calendar 2020, Golden Star expects mining rates to average in excess of 4,000 tonnes per day, with resulting production between 155,000 and 165,000 ounces.

On November 13, 2019, Golden Star reported it continues to intersect significant higher-grade gold mineralization from infill and step out surface drilling on the southern extensions of the Wassa deposit. The drilling has been successful in converting portions of the Inferred Mineral Resource to Indicated as well as better defining the Inferred Mineral Resource at depth and along the hanging wall and footwall lodes peripheral to the main B-Shoot mineralization. According to Golden Star, a better understanding of the mineralization at depth resulting from this drilling will be incorporated into the ongoing geological interpretation update that will be the basis for Golden Star’s calendar 2019 year-end mineral resource estimation.

Alturas Royalty Acquisition

Subsequent to the end of the quarter, on January 29, 2020, a subsidiary of the Company entered into an agreement with various private individuals for the acquisition of a net smelter return royalty of up to 1.06% on gold and up to 1.59% on copper on mining concessions located in the Coquimbo Region of Chile held by Compañia Minera Salitrales Limitada (“CMSL”), a wholly owned subsidiary of Barrick Gold Corporation (“Barrick”), for total consideration of up to $41.0 million, including an upfront payment of $11.0 million and potential future payments of up to $20.0 million on a construction decision and up to $10.0 million on first production from the concessions. The potential future payment for a construction decision may be reduced depending on the mineable material in a mine plan at the date of a construction decision. As of December 31, 2018, Barrick disclosed mineralized material of 261 million tonnes at a gold grade of 1.06 grams per tonne at the Alturas Project, which is located on the CMSL concessions.

Second Quarter 2020 Overview

Second quarter revenue was $123.6 million compared to $97.6 million in the prior year quarter, with second quarter stream revenue totaling $89.6 million and royalty revenue totaling $34.0 million. The increase in total revenue for the second quarter compared to the prior year quarter resulted primarily from an increase in stream revenue and an increase in average gold and silver prices. The increase in stream revenue was primarily attributable to an increase in gold sales at Andacollo, Pueblo Viejo and Rainy River, and higher copper sales at Mount Milligan. This increase was partially offset by lower gold sales at Mount Milligan primarily due to timing of deliveries.

Second quarter cost of sales was approximately $21.1 million, compared to $18.2 million in the prior year quarter. The increase was primarily due to increased gold sales at Andacollo and increased gold and silver prices when compared to the prior year quarter. Cost of sales, which excludes depreciation, depletion and amortization, is specific to the Company’s stream agreements and is the result of the purchase of gold, silver and copper for a cash payment.

Interest and other expense decreased to $2.2 million in the second quarter from $7.4 million for the prior year quarter. The decrease was primarily attributable to lower interest expense as a result of a decrease in average debt amounts outstanding when compared to the prior period.

The Company recognized a second quarter income tax expense of $11.1 million, compared to an income tax benefit of $2.1 million during the prior year quarter, which resulted in an effective tax rate for the second quarter of 21.6% compared to (10.3)% for the prior year quarter. The lower effective tax rate for the prior year quarter was primarily attributable to the Company’s updated analysis of the tax impacts of H.R. 1, originally known as the Tax Cuts and Jobs Act.

As of December 31, 2019, the Company had current assets of $136.4 million compared to current liabilities of $44.1 million, resulting in working capital of $92.3 million. This compares to current assets of $154.7 million and current liabilities of $33.6 million at June 30, 2019, resulting in working capital of $121.1 million.

During the second quarter, liquidity needs were met from net cash provided by operating activities and available cash resources. During the three months ended December 31, 2019, the Company repaid $35 million of the outstanding borrowings under the revolving credit facility. As of December 31, 2019, the Company had $135 million outstanding and $865 million available under its revolving credit facility. Working capital, combined with the undrawn portion of the Company’s revolving credit facility, resulted in approximately $1.0 billion of total liquidity at December 31, 2019.

Property Highlights

A summary of second quarter and historical production reported by operators of the Company’s principal stream and royalty properties can be found on Tables 1 and 2. Calendar year 2019 operator production estimates for these properties compared to actual production at those properties through December 31, 2019 can be found on Table 3. Results of the streaming business for the second quarter, compared to the prior year quarter, can be found on Table 4. Highlights at certain of the Company’s principal producing and development properties during the second quarter, compared to the prior year quarter, will be detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of December 31, 2019, the Company owned interests on 187 properties on five continents, including interests on 43 producing mines and 15 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker

Director, Business Development

(720) 554-6995

Note: Management’s conference call reviewing the second quarter results will be held on Thursday, February 6, 2020, at noon Eastern Time (10:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

Second Quarter Earnings Call Information:

Dial-In Numbers:	855-209-8260 (U.S.); toll free
855-669-9657 (Canada); toll free
412-542-4106 (International)
Conference Title:	Royal Gold
Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained in this release. These forward-looking statements include, among others, statements about portfolio developments, including progress at the Khoemacau Project and operators’ production estimates for Peñasquito and Wassa; the estimated timeframe for the first shipment of concentrate at Khoemacau; Centerra’s expectation of reduced reserves and the uncertain impact on the Company of the results of the anticipated updated 43-101 technical report at Mount Milligan; the timing of deliveries from Andacollo resulting from the previous suspension of operations; the anticipated release of the mine optimization study at Rainy River; and potential future payments in connection with the Alturas royalty acquisition. Factors that could cause actual results to differ materially from projections include, among others: precious metals, copper and nickel prices; performance of and production at the Company's stream and royalty properties; decisions and activities of the operators of the Company's stream and royalty properties; unanticipated grade, environmental, geological, seismic, metallurgical, processing, liquidity or other problems the operators of the Company’s stream and royalty properties may encounter; operators’ inability to access sufficient raw materials; water or power problems; changes in operators’ project parameters as plans continue to be refined, including reductions in estimates of reserves and mineralization by the operators of the Company’s stream and royalty properties; the ability of operators to finance project construction to completion and bring projects into production as expected, including development stage mining properties, mine and mill expansion projects and other development and construction projects; operators’ delay in securing or inability to secure or maintain necessary governmental permits; contests to the Company’s stream and royalty interests and title and other defects in the properties where the Company holds stream and royalty interests; errors or disputes in calculating stream deliveries and royalty payments, or deliveries or payments not made in accordance with stream and royalty agreements; the risks associated with conducting business in foreign countries, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement of those laws; economic and market conditions; changes in laws governing the Company and its stream and royalty interests or the operators of the properties subject to the interests, and other subsequent events; as well as other factors described in the Company's most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made in this press release. Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information: Certain information provided in this press release, including without limitation production estimates, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Project mine life, average annual payable copper and silver production, silver contribution to mine revenue, cost information and initial deliveries of silver under the streaming agreement was provided to the Company by Cupric Canyon Capital L.P., the privately held owner and developer of Khoemacau. This information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely on this information.

TABLE 1

Second Quarter Fiscal 2020

Revenue and Operators’ Reported Production for Principal Stream and Royalty Interests

(Amounts in thousands, except reported production in oz. and lbs.)

		Three Months Ended			Three Months Ended
		December 31, 2019			December 31, 2018
			Reported			Reported
Stream/Royalty	Metal(s)	Revenue	Production(1)		Revenue	Production(1)
Stream:
Mount Milligan		$30,629			$28,169
	Gold		12,900	oz.		17,700	oz.
	Copper		4.3	Mlbs.		2.4	Mlbs.
Pueblo Viejo		$23,614			$18,230
	Gold		10,500	oz.		8,900	oz.
	Silver		462,400	oz.		509,500	oz.
Andacollo	Gold	$20,665	13,900	oz.	$7,635	6,200	oz.
Rainy River		$7,562			$4,095
	Gold		4,500	oz.		2,900	oz.
	Silver		51,100	oz.		36,000	oz.
Wassa	Gold	$4,794	3,300	oz.	$6,459	5,300	oz.
Other(2)		$2,361	1,600	oz.	$3,091	2,500	oz.
Total stream revenue		$89,625			$67,679

Royalty:
Peñasquito		$7,577			$4,660
	Gold		95,800	oz.		53,400	oz.
	Silver		9.3	Moz.		5.0	Moz.
	Lead		61.5	Mlbs.		36.1	Mlbs.
	Zinc		72.1	Mlbs.		83.1	Mlbs.
Cortez	Gold	$3,292	28,000	oz.	$2,335	19,900	oz.
Other(2)	Various	$23,149	N/A		$22,918	N/A
Total royalty revenue		$34,018			$29,913
Total Revenue		$123,643			$97,592

TABLE 1

Second Quarter Fiscal 2020

Revenue and Operators’ Reported Production for Principal Stream and Royalty Interests

(Amounts in thousands, except reported production in oz. and lbs.)

		Six Months Ended			Six Months Ended
		December 31, 2019			December 31, 2018
			Reported			Reported
Stream/Royalty	Metal(s)	Revenue	Production(1)		Revenue	Production(1)
Stream:
Mount Milligan		$61,126			$37,015
	Gold		29,500	oz.		23,300	oz.
	Copper		6.7	Mlbs.		3.2	Mlbs.
Pueblo Viejo		$45,232			$37,717
	Gold		20,000	oz.		18,100	oz.
	Silver		938,000	oz.		1.0	Moz.
Andacollo	Gold	$41,269	27,900	oz.	$35,378	28,900	oz.
Rainy River		$14,728			$9,995
	Gold		9,100	oz.		7,400	oz.
	Silver		85,600	oz.		67,500	oz.
Wassa	Gold	$10,113	6,900	oz.	$11,784	9,600	oz.
Other(2)	Gold	$4,138	2,800	oz.	$5,827	4,800	oz.
Total stream revenue		$176,606			$137,716

Royalty:
Peñasquito		$11,997			$8,297
	Gold		131,300	oz.		103,700	oz.
	Silver		13.9	Moz.		9.2	Moz.
	Lead		91.2	Mlbs.		65.9	Mlbs.
	Zinc		179.2	Mlbs.		147.3	Mlbs.
Cortez	Gold	$7,709	63,100	oz.	$2,939	26,900	oz.
Other(2)	Various	$46,105	N/A		$48,633	N/A
Total royalty revenue		$65,811			$59,869
Total revenue		$242,417			$197,585

TABLE 2

Operators’ Historical Production

				Reported Production For The Quarter Ended[1]
Property	Operator	Stream/Royalty	Metal(s)	Dec. 31, 2019		Sep. 30, 2019		Jun. 30, 2019		Mar. 31, 2019		Dec. 31, 2018
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	12,900	oz.	16,600	oz.	23,100	oz.	15,200	oz.	17,700	oz.
		18.75% of payable copper	Copper	4.3	Mlbs.	2.4	Mlbs.	2.5	Mlbs.	2.6	Mlbs.	2.4	Mlbs.
Pueblo Viejo	Barrick (60%)	7.5% of gold produced up to 990,000 ounces; 3.75% thereafter	Gold	10,500	oz.	9,500	oz.	12,400	oz.	10,400	oz.	8,900	oz.
		75% of payable silver up to 50 million ounces; 37.5% thereafter(3)	Silver	462,400	oz.	475,600	oz.	553,000	oz.	469,000	oz.	509,500	oz.
Andacollo	Teck	100% of gold produced	Gold	13,900	oz.	14,000	oz.	14,100	oz.	12,000	oz.	6,200	oz.
Rainy River	New Gold	6.50% of gold produced up to 230,000 ounces; 3.25% thereafter	Gold	4,500	oz.	4,600	oz.	3,500	oz.	5,000	oz.	2,900	oz.
		60% of payable silver up to 3.1 million ounces; 30% thereafter	Silver	51,100	oz.	34,500	oz.	36,400	oz.	40,900	oz.	36,000	oz.
Wassa	Golden Star	10.5% of gold produced up to 240,000 ounces; 5.5% thereafter(4)	Gold	3,300	oz.	3,600	oz.	3,500	oz.	4,400	oz.	5,300	oz.

Royalty:
Peñasquito	Newmont Corp.	2.0% NSR
			Gold	95,800	oz.	35,500	oz.	17,800	oz.	37,300	oz.	53,400	oz.
			Silver	9.3	Moz.	4.6	Moz.	2.3	Moz.	4.9	Moz.	5.0	Moz.
			Lead	61.5	Mlbs.	29.7	Mlbs.	17.0	Mlbs.	34.5	Mlbs.	36.1	Mlbs.
			Zinc	72.1	Mlbs.	107.1	Mlbs.	(3.9)	Mlbs.	72.8	Mlbs.	83.1	Mlbs.
Cortez	Nevada Gold Mines LLC	GSR1, GSR2, GSR3, NVR1, NVR1C	Gold	28,000	oz.	35,100	oz.	37,000	oz.	32,700	oz.	19,900	oz.

FOOTNOTES

Tables 1 and 2

[1]

Reported production for stream interests relates to the Company’s actual metal sales, and for royalty interests relates to the amount of metal sales that are subject to the Company’s royalty interests for the stated period as reported to the Company by operators of the properties.

[2]

Individually, no stream or royalty included within the “Other” category contributed greater than 5% of the Company’s total revenue for either period.  The “Other” category for streams is the Prestea gold stream.

[3]	The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
[4]	The 240,000 ounce threshold includes production from Golden Star’s Prestea mine.

TABLE 3

Calendar 2019 Operator’s Production Estimate vs Actual Production

	Calendar 2019 Operator’s Production			Calendar 2019 Operator’s Production
	Estimate(1)			Actual(2)
	Gold	Silver	Base Metals	Gold	Silver	Base Metals
Stream/Royalty	(oz.)	(oz.)	(lbs.)	(oz.)	(oz.)	(lbs.)
Stream:
Andacollo(3)	62,000			46,800
Mount Milligan(4)	155,000 - 175,000			137,100
Copper			65 - 75 million			53.1 million
Pueblo Viejo(5)	550,000 - 600,000	N/A		590,000	N/A
Rainy River(6)	245,000 - 270,000	245,000 - 270,000		253,800	282,100
Wassa(7)	150,000 - 160,000			156,000
Royalty:
Cortez GSR1	115,500			91,400
Cortez GSR2	70,200			41,200
Cortez GSR3	183,700			131,600
Cortez NVR1	156,900			116,200
Cortez NVR1C	2,000			1,100
Peñasquito(8)	165,000	25 million		71,000	9.2 million
Lead			180 million			63 million
Zinc			245 million			108 million

(1)

Production estimates received from our operators are for calendar 2019,  unless otherwise noted in footnotes to this table.  Please refer to our cautionary statement regarding third party information above.  There can be no assurance that production estimates received from our operators will be achieved.  Please also refer to our cautionary language regarding forward-looking statements above, as well as the Risk Factors identified in Part I, Item 1A, of our Fiscal 2019 10-K for information regarding factors that could affect actual results.

(2)	Actual production figures shown are from our operators and cover the period January 1, 2019 through December 31, 2019, unless otherwise noted in footnotes to this table.
(3)	The estimated and actual production figures shown for Andacollo are contained gold in concentrate.
(4)

The estimated and actual production figures shown for Mount Milligan are payable gold and copper in concentrate. Actual production shown is for the nine months ended September 30, 2019. Full calendar year 2019 information was not available from the operator as of the date of this report.

(5)

The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent Barrick’s 60% interest in Pueblo Viejo.  The operator did not provide estimated or actual silver production.

(6)	The estimated and actual production figures shown for Rainy River are produced gold and silver in doré.
(7)	The estimated and actual production figures shown for Wassa are payable gold in doré.
(8)

The estimated and actual gold and silver production figures shown for Peñasquito are payable gold and silver in concentrate and doré.  The estimated lead and zinc production figures shown are payable lead and zinc in concentrate.  The estimated production figures shown are for the period April 18, 2019 through December 31, 2019, while actual production figures shown are for the period April 18, 2019 through September 30, 2019, per the operator. Full calendar year 2019 information was not available from the operator as of the date of this report.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	December 31, 2019		December 31, 2018		December 31, 2019	June 30, 2019
Gold Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Mount Milligan	18,800	12,900	10,300	17,700	10,300	7,100
Pueblo Viejo	13,200	10,500	10,400	8,900	13,200	9,500
Andacollo	18,600	13,900	10,700	6,200	4,700	4,300
Wassa	4,900	3,300	3,600	5,300	2,400	1,500
Rainy River	4,200	4,500	4,500	2,900	1,300	1,800
Other	1,400	1,600	1,100	2,600	400	400
Total	61,100	46,700	40,600	43,600	32,300	24,600

	Three Months Ended		Three Months Ended		As of	As of
	December 31, 2019		December 31, 2018		December 31, 2019	June 30, 2019
Silver Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Pueblo Viejo	417,700	462,400	469,000	509,500	417,800	475,600
Rainy River	48,100	51,100	41,700	36,000	48,400	36,500
Total	465,800	513,500	510,700	545,500	466,200	512,100

	Three Months Ended		Three Months Ended		As of	As of
	December 31, 2019		December 31, 2018		December 31, 2019	June 30, 2019
Copper Stream	Purchases (Mlbs.)	Sales (Mlbs.)	Purchases (Mlbs.)	Sales (Mlbs.)	Inventory (Mlbs.)	Inventory (Mlbs.)
Mount Milligan	4.4	4.3	2.5	2.4	0.9	0.8

TABLE 4

Stream Summary

	Six Months Ended		Six Months Ended		As of	As of
	December 31, 2019		December 31, 2018		December 31, 2019	June 30, 2019
Gold Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Mount Milligan	32,800	29,500	23,000	23,300	10,300	7,100
Andacollo	28,300	27,900	26,000	28,900	4,700	4,300
Pueblo Viejo	23,700	20,000	19,300	18,100	13,200	9,500
Wassa	7,800	6,900	7,700	9,600	2,400	1,500
Rainy River	8,600	9,100	8,100	7,400	1,300	1,800
Other	2,800	2,800	3,500	4,700	400	400
Total	104,000	96,200	87,600	92,000	32,300	24,600

	Six Months Ended		Six Months Ended		As of	As of
	December 31, 2019		December 31, 2018		December 31, 2019	June 30, 2019
Silver Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Pueblo Viejo	880,200	938,000	978,400	1,049,700	417,800	475,600
Rainy River	97,500	85,600	76,900	67,400	48,400	36,500
Total	977,700	1,023,600	1,055,300	1,117,100	466,200	512,100

	Six Months Ended		Six Months Ended		As of	As of
	December 31, 2019		December 31, 2018		December 31, 2019	June 30, 2019
Copper Stream	Purchases (Mlbs.)	Sales (Mlbs.)	Purchases (Mlbs.)	Sales (Mlbs.)	Inventory (Mlbs.)	Inventory (Mlbs.)
Mount Milligan	6.8	6.7	4.2	3.2	0.9	0.8

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, amounts in thousands except share data)

	December 31, 2019	June 30, 2019
ASSETS
Cash and equivalents	$80,504	$119,475
Royalty receivables	28,446	20,733
Income tax receivable	9,671	2,702
Stream inventory	15,336	11,380
Prepaid expenses and other	2,485	389
Total current assets	136,442	154,679
Stream and royalty interests, net	2,333,091	2,339,316
Other assets	85,103	50,156
Total assets	$2,554,636	$2,544,151

LIABILITIES
Accounts payable	$3,170	$2,890
Dividends payable	18,354	17,372
Income tax payable	14,366	6,974
Other current liabilities	8,240	6,374
Total current liabilities	44,130	33,610
Debt	129,869	214,554
Deferred tax liabilities	87,352	88,961
Uncertain tax positions	39,804	36,573
Other long-term liabilities	6,267	—
Total liabilities	307,422	373,698
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,496,004 and 65,440,492 shares outstanding, respectively	655	655
Additional paid-in capital	2,205,364	2,201,773
Accumulated earnings (losses)	10,290	(65,747)
Total Royal Gold stockholders’ equity	2,216,309	2,136,681
Non-controlling interests	30,905	33,772
Total equity	2,247,214	2,170,453
Total liabilities and equity	$2,554,636	$2,544,151

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, amounts in thousands except for per share data)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018
Revenue	$123,643	$97,592	$242,417	$197,585

Costs and expenses
Cost of sales (excludes depletion, depreciation and amortization)	21,077	18,162	41,188	34,689
General and administrative	6,665	7,423	14,108	17,349
Production taxes	984	909	2,083	2,201
Exploration costs	1,514	842	4,140	5,204
Depreciation, depletion and amortization	40,096	38,807	78,810	81,358
Total costs and expenses	70,336	66,143	140,329	140,801

Operating income	53,307	31,449	102,088	56,784

Fair value changes in equity securities	222	(3,631)	(1,153)	(5,099)
Interest and other income	226	487	1,001	590
Interest and other expense	(2,217)	(7,410)	(5,051)	(15,287)
Income before income taxes	51,538	20,895	96,885	36,988

Income tax (expense) benefit	(11,124)	2,148	12,401	(1,967)
Net income and comprehensive income	40,414	23,043	109,286	35,021
Net loss and comprehensive loss attributable to non-controlling interests	907	543	2,488	3,575
Net income and comprehensive income attributable to Royal Gold common stockholders	$41,321	$23,586	$111,774	$38,596

Net income per share available to Royal Gold common stockholders:

Basic earnings per share	$0.63	$0.36	$1.70	$0.59
Basic weighted average shares outstanding	65,495,907	65,395,457	65,480,759	65,385,161
Diluted earnings per share	$0.63	$0.36	$1.70	$0.59
Diluted weighted average shares outstanding	65,611,567	65,473,400	65,613,406	65,485,423
Cash dividends declared per common share	$0.28	$0.265	$0.545	$0.515

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, amounts in thousands)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income and comprehensive income	$40,414	$23,043	$109,286	$35,021
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation, depletion and amortization	40,097	38,807	78,810	81,358
Amortization of debt discount and issuance costs	285	3,961	566	7,864
Non-cash employee stock compensation expense	1,538	1,625	3,639	4,070
Fair value changes in equity securities	(222)	3,631	1,153	5,099
Deferred tax (benefit) expense	(2,987)	1,374	(36,126)	(307)
Changes in assets and liabilities:
Royalty receivables	(1,812)	(553)	(7,714)	697
Stream inventory	(4,564)	2,057	(3,956)	1,356
Income tax receivable	(5,973)	(6,412)	(6,968)	(12,753)
Prepaid expenses and other assets	(3,823)	1,244	(7,020)	2,305
Accounts payable	(1,446)	(2,966)	(929)	(7,026)
Income tax payable	8,818	2,727	7,392	(7,514)
Uncertain tax positions	1,482	(1,069)	3,230	2,197
Other liabilities	6,450	(8,638)	8,133	(8,899)
Net cash provided by operating activities	$78,257	$58,831	$149,496	$103,468

Cash flows from investing activities:
Acquisition of stream and royalty interests	(68,055)	(52)	(72,417)	(55)
Purchase of equity securities	(411)	(3,569)	(411)	(3,569)
Other	(84)	34	4,774	(87)
Net cash used in investing activities	$(68,550)	$(3,587)	$(68,054)	$(3,711)

Cash flows from financing activities:
Repayment of debt	(35,000)	—	(85,000)	—
Net payments from issuance of common stock	(324)	(245)	(2,747)	(2,217)
Common stock dividends	(17,382)	(16,378)	(34,755)	(32,754)
Contributions from non-controlling interest	2,700	2,790	2,700	2,790
Other	(1,167)	(1,953)	(611)	210
Net cash used in financing activities	$(51,173)	$(15,786)	$(120,413)	$(31,971)
Net (decrease) increase in cash and equivalents	(41,466)	39,458	(38,971)	67,786
Cash and equivalents at beginning of period	121,970	117,078	119,475	88,750
Cash and equivalents at end of period	$80,504	$156,536	$80,504	$156,536